UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2011

EXCO RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Texas	0-9204	74-1492779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12377 Merit Drive Suite 1700, LB 82 Dallas, Texas		75251
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (214) 368-2084

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1- Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

TGGT Credit Agreement

On January 31, 2011, TGGT Holdings, LLC (“TGGT”), a 50%-indirectly owned joint venture subsidiary of EXCO Resources, Inc. (“EXCO”), entered into a Credit Agreement (the “Credit Agreement”) by and among TGGT and its subsidiaries, as borrowers (or guarantor as to one TGGT subsidiary), JPMorgan Chase Bank, N.A., as administrative agent, J.P. Morgan Securities Inc., as sole bookrunner and co-lead arranger, BNP Paribas, Citibank, N.A., The Royal Bank of Scotland PLC and Wells Fargo Securities, LLC, as co-lead arrangers, and the lenders named therein. An affiliate of TGGT’s other owner is a lender under the Credit Agreement.

The Credit Agreement has a borrowing base of $500.0 million. The Credit Agreement matures on January 31, 2016.

Borrowings under the Credit Agreement are collateralized by first lien mortgages providing a security interest on substantially all of the real and personal property of the borrowers, including all of the equity interest of TGGT’s subsidiaries. The equity interests of TGGT held by EXCO and its partner, BG US Gathering Company, LLC (“BG”), are not pledged to the lenders and neither EXCO nor BG are providing any guarantees or other credit support to the lenders.

The Credit Agreement sets forth the terms and conditions under which TGGT is permitted to pay a cash dividend on its common equity. TGGT may declare and pay cash dividends on its common equity in an amount necessary to pay the actual tax liability of the equity holders attributable to the taxable income generated by TGGT, subject to certain limitations, and provided that as of each payment date and after giving effect to the dividend, no default has occurred or would be occurring thereunder. TGGT was also permitted to pay a one-time cash distribution to its equity holders upon the effective date of the Credit Agreement in the aggregate amount of $250.0 million ($125.0 million to EXCO), which was paid on January 31, 2011.

The interest rate ranges from LIBOR plus 250 basis points (“bps”) to LIBOR plus 300 bps depending upon borrowing base usage. The facility also includes an Alternate Base Rate (“ABR”), pricing alternative ranging from ABR plus 150 bps to ABR plus 200 bps depending upon borrowing base usage.

Financial covenants require that TGGT:

•	maintain a minimum interest coverage ratio of 2.50 to 1.00; and

•

maintain a maximum leverage ratio of total debt to EBITDA of 5.00 to 1.00 (subject to an increase of 0.50 to 1.00 for a period of nine months upon the consummation of a permitted acquisition in which the cash consideration paid by TGGT is greater than $50,000,000).

Financial covenants shall be calculated on a consolidated basis for TGGT and its subsidiaries and measured as of the last day of each fiscal quarter of TGGT.

Repayment of amounts outstanding under the Credit Agreement may be accelerated upon an event of default. Events of default include, on the part of TGGT or the subsidiaries, as applicable, failure to pay certain amounts due under the Credit Agreement, breach of certain representations and warranties thereunder, failure to observe or perform certain covenants, conditions or agreements thereunder, failure to make payments on certain other indebtedness, acceleration of certain other indebtedness, certain bankruptcy proceedings, insolvency, failure to pay certain judgments, certain ERISA events, revocation or invalidity of a subsidiary guarantee, and the occurrence of a change of control.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXCO RESOURCES, INC.

Dated: February 4, 2011	By:	/S/ J. DOUGLAS RAMSEY, PH.D.
	Name:	J. Douglas Ramsey, Ph.D.
	Title:	Vice President - Finance